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EXHIBIT 1A-11

CONSENT OF INDEPENDENT AUDITORS

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1A-11-1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 30, 2020

Board of Directors

Evolution Racing Group, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 26, 2020, with respect to the balance sheet of Evolution Racing Group, Inc. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the period from October 4, 2018 (inception) to December 31, 2018 and the calendar year period ended 2019, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 30, 2020

1A-11-2